UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2012

HELIOS AND MATHESON INFORMATION TECHNOLOGY INC.

(Exact name of registrant as specified in its charter)

HELIOS AND MATHESON NORTH AMERICA INC

(Former name)

Delaware (State or Other Jurisdiction of Incorporation)	0-22945 (Commission File Number)	13-3169913 (I.R.S. Employer Identification No.)

Empire State Building, 350 5th Avenue, New York, New York 10118

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (212) 979-8228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 7.01 REGULATION FD DISCLOSURES

This Form 8-K and other reports filed by the Helios and Matheson Information Technology, Inc. (the "Company") from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements which fall within the safe harbor of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward looking statements are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by the Company’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Company identify forward looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Company’s industry, operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Although the Company believes that the expectations reflected in the forward looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Helios and Matheson expects to report $200,000 profit for FY 2011

NEW YORK, New York, February 13, 2012 — Helios and Matheson Information Technology Inc (“HMNY” or the “Company”), a 30 year old IT services organization focused on banking, financial services and insurance sectors, is providing the following information regarding the results of its operations for the fourth quarter of the year ended December 31, 2011:

For 2011, the Company expects to report a profit of $203,000 or $0.09 per diluted share and revenue of $12.2 million.

Management believes that the Company is continuing to gain financial strength. The Company expects to end 2011 with cash of approximately $2 million, up from $1.7 million at the onset of the year. The Company is debt free. The Company expects to end 2011 with a strong balance sheet, with current assets and Security deposits at about $4.8 million.

	Three Months Ended			Twelve Months Ended
(In 000s except per share amounts)	12/31/11	12/31/10	09/30/11	12/31/11	12/31/10
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$2,830	$3,421	$3,135	$12,204	$13,280
Gross Profit	$731	$620	$629	$2,526	$2,747
Income/(loss) from operations	$236	$(158)	$66	$211	$(941)
Net Income (loss)	$239	$(161)	$64	$203	$(940)
EPS per basic share	$0.10	$(0.07)	$0.03	$0.09	$(0.56)
EPS per diluted share	$0.10	$(0.07)	$0.03	$0.09	$(0.56)

Helios and Matheson expects to report net earnings of $239,000 or $0.10 per diluted share for the fourth quarter compared to $64,000 or $0.03 per diluted share for the third quarter in 2011 and a net loss of ($161,000) or ($0.07) per diluted share for Q4 2010.  The Company expects to report revenue of $2.8 million for the fourth quarter, as against third quarter revenue of $3.1 million, and 2010 fourth quarter level of $3.4 million.

The Company’s expects that gross margin will increase from 20 percent in the third quarter to 25.8 percent for the fourth quarter of 2011. The Company expects gross margin for 2011 to be 20.7 percent, approximately the same as for 2010. Selling, general and administrative costs are expected to be $495,000 in the fourth quarter, which would be a decrease of 12 percent from the previous quarter level in 2011 and a decrease of 36 percent from the fourth quarter of 2010, as a result of the Company’s ongoing cost management effort.

HELIOS AND MATHESON INFORMATION TECHNOLOGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Revenues	$2,829,602	$3,420,920	$12,203,990	$13,279,555
Cost of revenues	2,098,539	2,800,487	9,677,939	10,532,901
Gross profit	731,063	620,433	2,526,051	2,746,654
Operating expenses:
Selling, general and administrative	471,486	769,519	2,290,646	3,639,720
Depreciation and amortization	23,926	9,018	23,928	48,318
	495,412	778,537	2,314,574	3,688,038
Profit/(Loss) from operations	235,651	(158,104)	211,477	(941,384)
Interest income	958	1,266	3,669	6,026
Profit/(Loss) before income taxes	$236,609	$(156,838)	$215,146	$(935,358)
Provision for income taxes	(2,257)	4,500	12,243	4,472
Net Profit/(loss)	238,866	(161,338)	202,903	(939,830)
Other comprehensive (loss)/income - foreign currency adjustment	(7,506)	(8,001)	(16,070)	(11,946)
Comprehensive Profit/(loss)	$231,360	$(169,339)	$186,833	$(951,776)

Basic and diluted profit/(loss) per share	$0.10	$(0.07)	$0.09	$(0.56)

HELIOS AND MATHESON INFORMATION TECHNOLOGY INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$1,998,158	$1,656,456
Accounts receivable- less allowance for doubtful accounts of $77,590 at December 31, 2011, and $212,624 at December 31, 2010	1,665,553	2,223,452
Unbilled receivables	46,408	—
Prepaid expenses and other current assets	83,326	69,646
Total current assets	3,793,445	3,949,554
Property and equipment, net	20,685	44,613
Security Deposit	1,000,000	1,000,000
Deposits and other assets	142,673	139,703
Total assets	$4,956,803	$5,133,870

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,104,736	$1,449,132
Deferred revenue	—	19,504
Total current liabilities	1,104,736	1,468,636

Shareholders' equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; no shares issued and outstanding as of December 31, 2011, and December 31, 2010	—	—
Common stock, $.01 par value; 30,000,000 shares authorized; 2,330,438 issued and outstanding as of December 31, 2011 and as of December 31, 2010	23,304	23,304
Paid-in capital	37,855,740	37,855,740
Accumulated other comprehensive (loss)/income - foreign currency translation	(25,932)	(9,862)
Accumulated deficit	(34,001,045)	(34,203,948)
Total shareholders' equity	3,852,067	3,665,234
Total liabilities and shareholders' equity	$4,956,803	$5,133,870

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIOS AND MATHESON
INFORMATION TECHNOLOGY INC

Date: February 13, 2012	By:	/s/ Umesh Ahuja
Chief Financial Officer